Exhibit 10.1

Sales contract

(English Translation)

Seller:	Henan Gengsheng Refractories Co., Ltd. (the "Seller")	Contract Number	RG09-YRL-NH-1194

Buyer:	Shandong Iron and Steel Group, Rizhao Subsidiary (the "Buyer")	Signing Place	Rizhao city

		Signing Date	November 11 2009

1. Name of the products, specifications, quantities, unit price and delivery time:

Project name	Specification	Unit Price	Delivery time

Regenerative bricks	According to Technical instructions	RMB8000/ton	Upon electric or written notice from the buyer

2. Quality standard. Physical and chemical indices, inspection standards shall be in accordance with the Technical instructions agreed between the Seller and the Buyer. The amount of different types of bricks should be in accordance with the quantity order.

3. Weight measurement: based on the actual amount the Buyer gets.

4. Delivery locations and methods: the Seller shall be responsible for the delivery to the construction site the Buyer requests.

5. Mode of shipping and cost: shipping by automobile transportation and the Seller shall be responsible for the cost.

6. Packaging standard, supply and recycling: As agreement, if there is no agreement, in accordance with the general manner in packing the products. If there is no general manner, apply manners care enough to preserve and protect goods. The Seller will bear the cost, and the packaging is not recycled

7. Inspection standards, instructions, and deadline to bring objection: based on technical instructions, subject to the Buyer’s acceptance. If any objection, the Seller shall submit a written statement, within 3 days upon the inspection result, and send samples which are witnessed by both parties, to authority to get final re-inspection result.

8. Settlement method and term: the Seller shall submit invoice at the values including 17%value added tax to the Buyer upon the completion of inspections of the delivery. The Buyer shall pay 60% of the amount upon the acceptances of invoice, 30% after 3 months normal use, and the remaining 10% after 12 months when with no objection about quality. Payment can be in the form of Bills of exchange, promissory notes, checks, wire transfers, cash.

9. Default: 1) Product quality does not meet the requirements, the Buyer can choose to terminate the contract, or handle according to the agreed manner. Any losses incurred are beard by the Seller; 2) Delivery not on schedule, the Buyer can choose to continuously execute or terminate the contract. The Seller holds responsible for violations, with penalty of 1% of the total contract value per day, cumulatively no more than 20% of the contract value.; 3) The Buyer should specifically tell the importance of the products purchased, hence the Seller could anticipate the losses it will incur if delivering not on schedule or products cannot meet quality requirement, including the Buyer’s prospect interest; 4) If any cheating in the Seller’s supply process, the two parties will execute the supplements agreement.

10. Disputes settlement: Any disagreements shall be submitted to Rizhao Arbitration Commission for arbitration. Both parties are constrained by arbitration result.

11. Other terms:

1) The following attachment sand supplements are considered as parts of the Contract with the same legal validity including but not limited to: (a) Purchase order; (b) Inspection report; (c) Supplements; (d) Technical instructions; and (e) Others;

2) Products quality certificates, goods list and other related documents presented by the Seller upon sending of products;

3) In addition to the parties otherwise agreed, each payment by the Buyer is independent from any debtor-creditor relationship between the Seller and Buyer.

4) The Default term is independent from discharge or termination of the contract

5) Risk associated with any accidental damage to the goods, during the delivery of the goods, is borne by the Seller.

6) The contract has two originals, with each party holds one, become effective after both parties sign and affix seals, terminated by May 31, 2011.

	Seller		Buyer

Company	Henan Gengsheng Refractory Co., Ltd.	Company	Shandong Iron and Steel Group, Rizhao Subsidiary

Address	No. 88, Gengsheng Avenue, Da Yugou Town, Gongyi City	Address	No. 600, Yanhai Rd, Rizhao City, Shandong Province

Legal Representative	Shunqing Zhang	Legal Representative	Chao Fang